FOR IMMEDIATE RELEASE
---------------------

U.S. Wireless Data Announces Equity Financing

EMERYVILLE,  CA - (May 7, 1999) - U.S.  WIRELESS  DATA,  INC.  ("USWD")  (OTCBB:
USWDA) announced today it has completed the first phase of a $1.5 to $5.0 million private placement pursuant to Regulation D of the Securities Act of 1933. The financing was facilitated by an institutional investor, through which the Company raised gross proceeds of $1,500,000. The Company issued 6% Cumulative Convertible Redeemable Preferred Stock (Series B) for $1.00 per share. The instrument gives the holder the right to convert the Preferred Stock into shares of the Company's Common Stock in the future at 80% of then current market price. Concurrent with this transaction, the holders of the Company's 6% Convertible Debentures agreed to convert all accrued interest and penalties into shares of the Series B Preferred Stock. The Series B Preferred Stock and Common Stock to be issued upon conversion have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission setting forth further details with respect to the financing including conversion terms and registration rights.

Forward-Looking Statements: Certain information above contains forward-looking statements that involve risk and uncertainties. While the management of the Company believes that current expectations reflect reasonable assumptions, no assurances can be given that the Company will achieve its goals. Factors that could cause actual results to differ materially include, but are not limited to: the Company's requirement for additional capital; failure of the Company to raise additional capital critical to continue ongoing operations, the failure to execute definitive agreements with potential strategic alliance partners; technological change; the ability of the Company to develop new distribution channels; or the intensification of competition. The reports filed by the Company pursuant to United States securities laws contain a detailed discussion of these factors and certain other risks to which the Company is subject. Management of the Company advises the reader to review these reports (which are available from the United States Securities and Exchange Commission's EDGAR database at http://www.sec.gov and at various other Commission reference facilities in the United States) before making an investment decision regarding the Company or its securities.


Contacts:

    U.S. Wireless Data, Inc.           Liviakis Financial Communications, Inc.
    Robert E. Robichaud, CFO           Tony Altavilla,  Senior Vice President
    (510) 596-2025                     (916) 448-6084
    www.uswirelessdata.com             Email:  talfc@aol.com

SOURCE: U.S. Wireless Data, Inc.